World Point Terminals, LP Announces the Acquisition of Two Terminal Facilities in Mobile, AL

ST. LOUIS, Missouri, June 18, 2014 –World Point Terminals, LP (the “Partnership”), a Delaware limited partnership (NYSE: WPT), announced today it has acquired two terminals in Mobile, AL that will have a total shell capacity of 1,826,000 barrels once necessary repairs and upgrades are made to the tanks. The Partnership will pay approximately $14 million in cash for the acquisition.

The Blakeley Island terminal has a total storage capacity of 1,182,000 barrels for the storage of crude oil, distillates and residual fuels. The terminal is currently served by ship and barge with the ability to add truck access. None of the tankage is currently under contract.

The Chickasaw terminal has a total storage capacity of 644,000 barrels for the storage of asphalt, crude oil, and residual fuels. The terminal is served by ship, barge, truck and rail. Approximately 450,000 barrels is currently under contract.

The Partnership expects to incur between $8 and $12 million in capital expenditures, including the purchase of land that is currently leased, to return both terminals to full operational capacity. The Partnership believes these terminals will align well within its existing geographic footprint and support its strategy for growth through stable fee-based revenues. While these assets will not immediately have a significant impact on EBITDA or distributable cash flow of the Partnership, they provide a 14% increase in our available storage capacity and significant growth potential for our unitholders.

About World Point Terminals, LP

World Point Terminals, LP is a master limited partnership that owns, operates, develops and acquires terminals and other assets relating to the storage of light refined products, heavy refined products and crude oil. The Partnership’s storage terminals are strategically located in the East Coast, Gulf Coast and Midwest regions of the United States. The Partnership is headquartered in St. Louis, Missouri.

Forward-Looking Statements

Disclosures in this press release contain certain forward-looking statements within the meaning of the federal securities laws. Statements that do not relate strictly to historical or current facts are forward-looking. These statements contain words such as “possible,” “if,” “will” and “expect” and involve risks and uncertainties including, among others that our business plans may change as circumstances warrant. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Partnership does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware, after the date hereof.

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Contacts:

Liz McGee

Investor Relations

Phone: (314) 854-8366

lmcgee@worldpointlp.com